UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	000-54116	20-5344927
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2141 Rosecrans Avenue, Suite 1160 El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 606-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On July 25, 2011, Manhattan Bancorp (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Carpenter Fund Management Company, LLC, as administrative agent (“Agent”), and Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P., as lenders (the “Lenders”).  The Credit Agreement provides for (i) an initial loan to the Company in the amount of $5 million (the “Initial Loan”) to be made at the written request of the Company given not later than August 31, 2011, and (ii) a subsequent loan to the Company in the amount of $2 million (the “Optional Loan”) to be made at the sole and exclusive option of the Lenders at the written request of the Company given not later than November 30, 2011.

The obligations of the Company under the Credit Agreement are secured by a first priority pledge of all of the equity interests of Bank of Manhattan, N.A. (the “Bank”) pursuant to a Stock Pledge and Security Agreement dated as of July 25, 2011, made by the Company in favor of the Agent on behalf of the Lenders (the “Pledge Agreement”).

Loans under the Credit Agreement bear interest at a rate of 8.0% per annum and have a final maturity date of June 30, 2012.  The Company is permitted to make voluntary prepayments at any time without payment of a premium, and is required to make mandatory prepayments (without payment of a premium) with (i) net cash proceeds from certain issuances of capital stock, (ii) net cash proceeds from certain issuances of debt, and (iii) net cash proceeds from certain asset sales.

The Credit Agreement provides for the Company to pay a facility fee of $100,000 upon execution of the Credit Agreement, and an additional facility fee of $40,000 upon the first to occur of the issuance of a commitment by the Lenders to provide the Optional Loan or the funding of the Optional Loan.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on liens, indebtedness, investments, acquisitions, dispositions, affiliate transactions, leases, fundamental changes, and dividends and other distributions.  The Company is required to maintain a minimum consolidated net worth of $18 million plus the net cash proceeds of any issuance of capital stock by the Company after July 25, 2011, and a total tier one leverage capital ratio of 10.0%.  The Bank is required to maintain risk based capital and tier one leverage capital ratios of not less than 10.0% and 12.0%, respectively.

The Credit Agreement also provides that the Company may not issue or sell any shares of its common stock (“Common Stock”), or other securities representing the right to acquire shares of Common Stock, representing more than 4.9% of the issued and outstanding shares of the Company, or any shares of preferred stock other than pursuant to the Small Business Lending Fund.  In addition, if the Company offers for sale any shares of Common Stock or other securities in a public offering or private placement, the Agent or its designees or affiliates are entitled to purchase any such securities that are not subscribed for and purchased by other investors at the same price and on such other financial terms as such securities are offered and sold to other investors.

The Credit Agreement includes customary events of default, including nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties; bankruptcy or similar proceedings; ERISA events; and change of control.

The Company received the proceeds from the Initial Loan on July 26, 2011, and used the proceeds to make a $5 million loan to Manhattan Capital Markets LLC (the “MCM Loan”).  The MCM Loan bears interest at a rate of 8.0% per annum and has a final maturity date of June 30, 2012.  In connection with the MCM Loan, Manhattan Capital Markets LLC paid to the Company a commitment fee of $100,000.  MBFS Holdings, Inc., a wholly-owned subsidiary of the Company, owns a 70% interest in Manhattan Capital Markets LLC.

The foregoing description of the Credit Agreement and Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and Pledge Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

As of July 25, 2011, Carpenter Fund Manager GP, LLC, which is the general partner of Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P., beneficially owned 1,500,000 shares of Common Stock, or 37.6% of the issued and outstanding shares of the Company.  Carpenter Fund Manager GP, LLC has the right to appoint one representative to the Company’s Board of Directors for so long as it beneficially owns at least 10% of the issued and outstanding shares of the Company.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
10.1

Credit Agreement dated as of July 25, 2011, by and among Manhattan Bancorp, Carpenter Fund Management Company, LLC, as administrative agent, and Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P., as lenders.

10.2	Stock Pledge and Security Agreement dated as of July 25, 2011, by Manhattan Bancorp in favor of Carpenter Fund Management Company, LLC, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN BANCORP
(Registrant)

July 29, 2011	By:	/s/ Brian E. Côté
Brian E. Côté
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1

Credit Agreement dated as of July 25, 2011, by and among Manhattan Bancorp, Carpenter Fund Management Company, LLC, as administrative agent, and Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P., as lenders.

10.2	Stock Pledge and Security Agreement dated as of July 25, 2011, by Manhattan Bancorp in favor of Carpenter Fund Management Company, LLC, as administrative agent.